September 8, 2020

Mr. Chris E. Muhlenkamp
[address]

Dear Chris:

I am pleased to inform you that on September 1, 2020, Allegion’s Board of Directors confirmed your transition into the role of Senior Vice President – Special Projects, effective October 1, 2020 (the “Effective Date”) until your expected retirement on April 1, 2021. You will continue to report to me. As of the Effective Date, you will no longer be considered a Section 16 officer or executive officer of Allegion. Your assigned work location in Mooresville, NC will continue as your principle place of employment.

The compensation, benefits and other aspects of your offer in relation to the transition are outlined below and will become effective as of the Effective Date:

1.Your base salary will remain at an annual rate of $425,000, which will be paid biweekly.

2.You will remain eligible to participate in the Allegion Corporate - Annual Incentive Plan (“AIP”) at 60% of your base salary. The actual award that you may receive can range from 0% to 200% of the targeted amount depending upon your performance and the performance of Allegion.

3.You will continue to be eligible to participate in all applicable benefit programs offered to Allegion salaried employees in accordance with the terms and conditions of those programs including qualified and non-qualified 401k plans.

4.You will be eligible to participate in the following programs:

a.Financial Counseling: You will be eligible for reimbursement of tax, estate and financial planning services in an amount not to exceed $12,000 annually for years 2020, 2021 and 2022.

b.Executive Health Program: You will be eligible to participate in the executive healthcare reimbursement program in an amount not to exceed $2,000 annually for years 2020 and 2021.

5.You will continue to be eligible for unlimited Paid Time Off (PTO) per our policy.

6.You will no longer be required to comply with the Allegion executive stock ownership requirements.

7.You will continue to remain on the insider trading list and will be restricted from transactions involving Allegion securities (for example, exercising options, or buying or selling ordinary shares on the open market) except during designated window periods. Further, you will need to continue to obtain pre-clearance from Legal (either Jeff Braun or Hatsuki Miyata) prior to transacting in any Allegion shares/securities. This pre-clearance requirement will stay in place until your formal retirement date.

8.The Compensation Committee of the Board of Directors has approved you to participate in the Allegion Change in Control Plan (“CIC Plan”) as a non-officer. The CIC Plan provides economic security in the form of cash payments and enhanced coverage under certain benefit plans in the event of a loss of job caused by the sale of all or a substantial part of Allegion (in accordance with the CIC Plan). Your severance payment under the CIC Plan will be equal to 1.5 times your base salary plus your annual incentive target. You will separately be provided with a copy of this agreement for your acceptance.

This offer is contingent upon your acceptance of the Proprietary Information agreement and Non-Compete agreement. To accept this offer, please sign the Proprietary Information agreement, Non-Compete agreement and this letter as indicated under the Acceptance section below; and return these materials to Shelley Meador, SVP - Human Resources & Communications.

Please understand that this letter does not constitute a contract of employment for any specific period of time but will create an “employment at-will” relationship. This means that the employment relationship may be terminated with or without cause and with or without notice at any time by you or Allegion. Allegion reserves the right to modify or amend the terms of your employment at any time for any reason. This document does not create an express or implied contract of employment.

Chris, we believe that you will continue to make a significant contribution to Allegion and look forward to receiving your acceptance.

Sincerely,

/s/ Dave Petratis

Dave Petratis
Chairman, President and Chief Executive Officer

cc: Shelley Meador

Attachments:
•Proprietary Information Agreement
•Non-Compete Agreement

_______________________________________________________________________________________________
ACCEPTANCE

I accept your offer of employment with Allegion as Senior Vice President – Special Projects and agree to the conditions in the offer letter.

/s/ Chris Muhlenkamp Sept. 25, 2020
_________________________________ ________________________________
Chris E. Muhlenkamp Date